UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HOOVER, PAUL R.
   2404 WEST PINEVIEW DRIVE
   MUNCIE, IN  47303
2. Issuer Name and Ticker or Trading Symbol
   FIRST MERCHANTS CORPORATION
   FRME
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   May 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT / FIRST MERCHANTS BANK, N.A.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |05-27-|M   | |3,150             |A  |10.7778    |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |05-27-|M   | |2,700             |A  |9.1111     |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |05-27-|F   | |2,018             |D  |29.00      |11,747             |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |1,180              |D     |Self Directed IRA          |
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                           |      |    | |                  |   |           |117                |I     |Self Directed IRA-Spouse   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |10.7778 |05-27|M   | |3,150      |D  |12-30|06-30|Common      |3,150  |       |            |   |            |
(Right to Buy)        |        |-97  |    | |           |   |-89  |-99  |            |       |       |            |   |            |
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Employee Stock Option |9.1111  |05-27|M   | |2,700      |D  |04-04|10-04|Common      |2,700  |       |14,150      |D  |            |
(Right to Buy)        |        |-97  |    | |           |   |-91  |-00  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
Reporting person submitted shares of common stock and cash in the amount of $28.00 to exercise the options indicated.
Effective January 1, 1997, by resolution of the Board of Directors of First Merchants Corporation, reporting person is no longer subject to Section
16.
SIGNATURE OF REPORTING PERSON
Paul R. Hoover
DATE
May 28, 1997